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                       EXHIBIT 11 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                              WEIGHTED AVERAGE SHARES OUTSTANDING


                           Quarter Ended
                           June 30, 2002
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
Shares Outstanding March 31, 2002                          10,826,538
Additional shares issued June 24, 2002                         70,592


Shares Outstanding June 30, 2002                           10,897,130
                                                         ------------

Weighted average shares outstanding                        10,831,192
                                                         ------------

Net loss applicable to common stock
   for the three months June 30, 2002                     $  (850,000)
Net loss per share, applicable to common
   stock, basic and diluted                               $     (0.08)



                        Six Months Ended
                          June 30, 2002

Shares Outstanding December 31, 2001                      10,826,538
Additional shares issued June 24, 2002                        70,592

Shares outstanding June 30, 2002                          10,897,130
                                                         ------------

Weighted average shares outstanding                       10,828,878
                                                         ------------
Net loss applicable to common stock
   for the six months June 30, 2002                      $(1,718,000)
Net loss per share, applicable to common
   stock, basic and diluted                              $     (0.16)
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